STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of this 27th day of August, 2021 by and between Middlesex Water Company, a New Jersey corporation (“Seller”), and Artesian Wastewater Management, Inc., a Delaware corporation (“Buyer”).
W I T N E S S E T H:

WHEREAS, Seller is the owner of One Hundred (100) certificated shares (the “Shares”) of common stock, with no par value per share, of Tidewater Environmental Services, Inc., a Delaware corporation (the “Company”); and
WHEREAS, Seller desires to sell and Buyer desires to purchase the Shares on the terms and conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the parties, intending to be legally bound, agree as follows:
1. Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the transaction contemplated by this Agreement (the “Closing”) shall take place at the offices of Morris, Nichols, Arsht & Tunnell LLP, or at such other place as the parties mutually agree upon, on such day and at such time as may be mutually agreed upon by the parties (the “Closing Date”), it being understood that Closing shall occur within thirty (30) days of the parties receiving approval from the Delaware Public Service Commission (“DPSC”) to consummate the transaction contemplated hereby.
2. Purchase and Sale of Shares.  Seller agrees to sell, assign, transfer, convey and deliver to Buyer free and clear of all liens and encumbrances, and Buyer agrees to acquire from Seller, the Shares on the terms set forth herein for the purchase price of Four Million Three  Hundred Thousand and 00/100 Dollars ($4,300,000.00) (the “Purchase Price”).  The Purchase Price is based upon the parties’ mutual understanding that contemporaneously with Closing, the Company will extinguish or otherwise mark as satisfied the Company’s Two Million One Hundred Thousand and 00/100 ($2,100,000.00) of intercompany receivables due from Seller that are outstanding as of June 30, 2021.
3. Representations and Warranties of Seller regarding the Company.  Seller represents and warrants to Buyer regarding the Company as follows:
(a) Ownership of Stock.  Seller is the owner of all legal and beneficial interests in the Shares and holds the same free and clear of all liens, encumbrances, restrictions, preemptive rights and claims of every kind.  The Shares represent all of the issued and outstanding capital stock of the Company.  The delivery to Buyer of the Shares pursuant to the provisions of this Agreement will transfer to Buyer good title thereto, free and clear of all liens and encumbrances.  Seller has not, directly or indirectly, offered its Shares for sale, or solicited any offer to purchase such Shares, by means of any form of general advertising or other general solicitation or otherwise in any manner that would require the Shares to become subject to the registration requirements of any state or federal securities or blue sky laws.  No other person or entity has any right to acquire or otherwise holds any interest in, or has any rights with respect to, the Shares.  Seller is not a party to or bound by any subscription, option, warrant, call, conversion privilege, voting agreement or other right or agreement relating to the issuance, ownership, transfer or voting of the Shares.
(b) Good Standing of the Company.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its businesses in the same manner as such businesses are now being conducted.  The Company is not qualified as a foreign corporation to do business in any other jurisdiction and is not required to be so qualified.
(c) Company Holdings.  The Company owns no equity interest in any corporation, joint venture, partnership or other entity.
(d) Consents and Approvals by Company; No Violations by Company.  Upon approval by the DPSC, consummation of the transactions contemplated hereby will not (i) violate any statute, rule, regulation, order or decree of any governmental authority by which the Company is bound or by which any of the Company’s properties or assets are bound; (ii) require any filing with, or permit, consent or approval of, or the giving of any notice to, any governmental authority or any other person or entity other than the DPSC through an application that Company and Buyer shall jointly submit pursuant to 26 Del. C. § 215; (iii) result in a violation or breach of, or constitute a default under, any license, franchise, permit, agreement or instrument to which Company is a party or by which Company or any of Company’s properties or assets are bound; or (iv) constitute an event which, with notice or lapse of time or both, would permit any person or entity to terminate, accelerate the performance required by, or accelerate the maturity of any indebtedness for borrowed money or material obligations of Company under, any contract to which Company is a party or by which any of Company’s properties or assets are bound.
(e) Compliance with Laws.  Seller represents and warrants that the Company has complied in all material respects with and is currently complying in all material respects with all applicable federal state and local statutes, regulations, ordinances, permits and all orders, judgments and decrees.
(f) Service Territory.  Seller represents and warrants that the Company has Certificates of Public Convenience and Necessity (“CPCN”) granted by the DPSC for all areas where the Company provides wastewater services.
(g) Financial Statements. Seller has made available to Buyer the compiled unaudited balance sheets of the Company as of December 31, 2020 and June 30, 2021, and unaudited statements of income and cash flows for the six months ending June 30, 2021 (collectively, the “Financial Statements”). To the knowledge of Seller, (i) the Financial Statements are complete and correct in all material respects, (ii) the Financial Statements fairly present the financial condition of the Company as of the dates and during the periods indicated therein, subject, in the case of the unaudited financial statements, to normal year-end audit adjustments which are neither individually nor in the aggregate material in amount and (iii) the Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP, applied on a basis consistent with prior periods.
(h) Long Term Debt.  Seller represents and warrants that as of the date of this Agreement the Company has, and as of the date of closing on the transactions contemplated herein shall have, no long term debt.
(i) Real Property.  Seller represents and warrants that the Company has good and marketable title to all real property that it owns, free and clear of all liens.
(j) Intellectual Property.  Seller represents and warrants that the Company directly or indirectly, possesses, or has adequate rights to all licenses, permits, and all other franchises, trademarks, tradenames, service marks, inventions, patents, copyrights, and any applications therefor, trade secrets, research and development, know-how, technical data, computer software programs or applications and technology systems necessary to operate its business (“Intellectual Property”).  None of the Intellectual Property owned or used by the Company, infringes any Intellectual Property right of any other entity and no Intellectual Property owned by the Company is infringed upon by any other entity.
(k) Litigation.  There is one action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by or before any court or any other governmental authority pending, being a suit commenced in the Court of Chancery by The Retreat at Love Creek Homeowners Association, Inc. on August 28, 2020 (the “Retreat Lawsuit”), and there are to the knowledge of Seller no other actions, suits or proceedings threatened against the Company or the Company’s other properties or assets other than the matter disclosed to Buyer prior to the date hereof, being claims of alleged injury with respect to an alleged slip and fall incident at Hart’s Landing on March 13, 2020 (the “Injury Allegation”).  Seller has no knowledge of any facts or circumstances that could reasonably be anticipated to give rise to any other such proceeding.  Seller specifically represents and warrants, to the best of its knowledge, that Company has no potential liability for actions or omissions by Seller and its other affiliates other than ongoing actions or proceedings identified herein.
(l) Information.  Seller has caused the Company to furnish to Buyer’s representatives for their examination true and complete copies of (i) the Company’s Certificate of Incorporation and Bylaws as currently in effect, and (ii) the Company’s stock transfer books.  No information furnished by the Company or its representatives to Buyer in connection with this Agreement is false or misleading in any material respect.  Neither Seller, the Company, nor their respective representatives have made any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made or information delivered in or pursuant to this Agreement not misleading.
(m) Cooperation.  Seller and its representatives shall cooperate with Buyer and its representatives, including Buyer’s auditors and counsel, in the preparation of any documents or other materials required in connection with the transactions contemplated by this Agreement, including with respect to (i) obtaining DPSC approval and a CPCN to provide exclusive wastewater service to all areas within where the Company operated, and (ii) amendments to existing Company contracts as provided in Sections 7(f) and 7(g) below.  Seller shall cooperate with Buyer in connection with any filings with any governmental entity with authority over the parties or the transactions contemplated by this Agreement and shall use their reasonable good faith efforts to furnish to Buyer all information required for any such filing to be made with any such governmental authority in connection with the transactions contemplated by this Agreement.
(n) Environmental Matters.
(i) Neither Seller nor the Company has received any communication (written or oral), whether from a governmental authority, citizens group, employee or otherwise, that asserts that the Company is not in full compliance with all environmental laws.  There is no environmental claim of any kind whatsoever pending or threatened against the Company.
(ii) There are no known past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum or petroleum products that could give rise to any environmental claim against the Company.
(o) Permits.  The Company possesses all of the necessary permits, licenses and approvals to operate all of their facilities in the manner in which they are presently operated.
(p) Contracts.  Seller has caused the Company to deliver to Buyer complete and correct copies of all written contracts, together with amendments thereto, and accurate descriptions of all material terms to any oral contracts, which are in full force and effect.  No event has occurred that constitutes a default or may result in a right of acceleration, termination or any similar right by any party (or which, but for the passage of time or the giving of notice, would constitute a default or result in such a right of acceleration, termination or similar right) under any existing Company contract, it being understood that as of the date of Closing, two contracts between the Company and its former affiliates shall terminate and be of no further force or effect, being (i) Middlesex Water Company – TESI Service Agreement dated December 1, 2009, and (ii) Tidewater Utilities, Inc. – TESI Service Agreement dated July 26, 2006.
(q) Employees. The Company has no employees.
4. Representations and Warranties of Seller regarding the Seller.  Seller represents and warrants to Buyer as follows:
(a) Existence and Good Standing; Power and Authority; Enforceability.  Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New Jersey.  Seller has requisite corporate power and authority to enter into, execute and deliver this Agreement and perform its obligations hereunder. This Agreement has been duly executed and delivered by Seller and, assuming the due execution and delivery of this Agreement by Buyer, is Seller’s valid and binding obligation, enforceable against Seller in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization and similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.
(b) Consents and Approvals; No Violations.  The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby will not (i) violate any statute, rule, regulation, order or decree of any governmental authority by which Seller is bound or by which any of Seller’s properties or assets are bound; (ii) except as set forth herein, require any filing with, or permit, consent or approval of, or the giving of any notice to, any governmental authority or any other person or entity; (iii) result in a violation or breach of, or constitute a default under, any license, franchise, permit, agreement or instrument to which Seller is a party or by which Seller or any of Seller’s properties or assets are bound; (iv) constitute an event which, with notice or lapse of time or both, would permit any person or entity to terminate, accelerate the performance required by, or accelerate the maturity of any indebtedness for borrowed money or material obligations of Seller under, any contract to which Seller is a party or by which any of Seller’s properties or assets are bound; or (v) result in the creation of, or imposition of any lien or encumbrance upon, the Shares or any of Seller’s other properties or assets under any debt, obligation, contract, commitment or other agreement to which Seller is a party or by which any of its properties or assets are bound.
(c) No Litigation.  Other than disclosed at Section 3.(k) herein, there is no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by or before any court or any other governmental authority pending or, to the knowledge of Seller, threatened against Seller, the Shares or Seller’s other properties or assets that could reasonably be anticipated to have any effect on the transactions contemplated by this Agreement, and Seller has no knowledge or any facts or circumstances that could reasonably be anticipated to give rise to any such proceeding.
(d) Broker’s or Finder’s Fees.  No agent, broker, person or firm acting on behalf of Seller is, or will be, entitled to any commission or broker’s or finder’s fees from Buyer in connection with the purchase and sale of the Shares hereunder.
5. Representations and Warranties of Buyer.  Buyer represents and warrants to Seller as follows:
(a) Existence and Good Standing; Power and Authority; Enforceability.  Buyer is a corporation validly existing and in good standing under the laws of the State of Delaware.  Buyer has requisite corporate power and authority to enter into, execute and deliver this Agreement and perform its obligations hereunder. This Agreement has been duly authorized and approved by Buyer, and assuming the due execution and delivery of this Agreement by Seller, is a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.
(b) Consents and Approvals; No Violations.  The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby will not: (i) violate any provision of the organizational documents of Buyer; (ii) violate any statute, rule, regulation, order or decree of any governmental authority by which Buyer is bound or by which any of its properties or assets are bound; (iii) except as set forth herein, require any filing with, or permit, consent or approval of, or the giving of any notice to, any governmental authority or any other person or entity; (iv) result in the violation or breach of, or constitute a default under, any license, franchise, permit, agreement or instrument to which Buyer is a party or by which Buyer or any of its properties or assets are bound; (v) constitute an event which, with notice or lapse of time or both, would permit any person or entity to terminate, accelerate the performance required by, or accelerate the maturity of any indebtedness for borrowed money or material obligations of Buyer under, any contract to which Buyer is a party or by which any of its properties or assets are bound; and (vi) result in the creation of, or imposition of any lien or encumbrance upon, any of Buyer’s properties or assets under any debt, obligation, contract, commitment or other agreement to which Buyer is a party or by which any of its properties or assets are bound.
(c) Broker’s or Finder’s Fees.  No agent, broker, person or firm acting on behalf of Buyer is, or will be, entitled to any commission or broker’s or finder’s fees from Seller in connection with the purchase and sale of the Shares hereunder.
6. Seller’s Pre-Closing Covenants.  Seller hereby covenants and agrees from the date hereof to the Closing Date that it will comply, and it will cause the Company to comply, with the following:
(a) Ordinary Course of Business.  The Company will operate its business substantially as now operated and only in the ordinary course, and, to the extent consistent with such operation, it will use its best efforts to preserve intact its present business organization, to keep available the services of its present officers and key employees and to preserve its relationships with persons having business dealings with it.  The Company will not make any changes to existing contracts or enter into new contracts without the Buyer’s consent.
(b) Maintenance of Property.  The Company will maintain all of its assets in customary repair, order and condition, reasonable wear and use and damage by unavoidable casualty excepted, and take all steps necessary to maintain its intangible assets, including without limitation, its patents, trademarks, tradenames, brand names, copyrights and any pending applications therefor and its software licenses.
(c) No New Material Agreement.  The Company will not enter into any material leases, sale/leaseback transactions, agreements for the purchase of fixed assets, exclusive services agreements, or other material agreements, other than in the ordinary course of business.
(d) Indebtedness.  The Company will not create, incur, assume guarantee or otherwise become liable with respect to any indebtedness for money borrowed or voluntarily create, incur, assume or guarantee any other indebtedness or obligation other than in the ordinary course of business.
(e) Delaware Regulatory Action. Seller shall cooperate, and will cause the Company and the Company’s and Seller’s respective representatives and advisors to cooperate, fully with Buyer and its advisors in the preparation and filing of a joint application with the DPSC seeking approval of the acquisition of the Shares by Buyer (the “DPSC Application”).
7. Buyer’s Conditions to Closing. The obligation of Buyer to purchase the Shares at the Closing is subject to the fulfillment to Buyer’s satisfaction, at or prior to the Closing Date, of the following conditions.
(a) Representations and Warranties Correct, Performance of Obligations. The representations and warranties made by Seller in Sections 3 and 4 hereof shall be true and correct when made, and shall be true and correct in all respects on the Closing Date with the same force and effect as if they had been made on and as of said date. Seller shall have performed in all material respects (or Buyer shall have waived) all obligations and conditions herein required to be performed or observed by it on or prior to the Closing Date.
(b) Due Diligence.  Buyer shall have been provided full access to all the Company’s properties, books, contracts, commitments and records and Buyer shall have completed its due diligence investigation to its satisfaction.
(c) No Adverse Change.  There have been no material adverse changes to the financial condition, results of operations, business or prospects of the Company.
(d) Closing Documents.  Seller shall have duly executed and delivered, or caused to be executed and delivered, to Buyer the Seller’s Closing Documents.
(e) Delaware Public Service Commission Approval. Approval has been granted by the DPSC for Buyer and Seller to consummate the transactions contemplated hereby in connection with the joint application pursuant to 26 Del. C. § 215.  All other authorizations, consents, orders or approvals of any United States federal or state governmental agency necessary for the consummation of the transactions contemplated hereby (other than such actions, approvals or filings which, pursuant to the terms of this Agreement, are to take place on or after the Closing), if any, shall have been filed, occurred or been obtained.
(f) Contracts Amended or Terminated.  The following Company contracts shall have been amended, terminated or paid in full to Buyer’s satisfaction:   (i) intercompany agreements between the Company on the one hand and Seller and its affiliates on the other hand; (ii) the engineering contracts for the design of a new wastewater treatment plant to service Milton; and (iii) all Seller’s financing arrangements, including, without limitation, with respect to lines of credit from PNC.
(g) Accounts Payable.  Seller shall have caused the payment of all of Company’s accounts payable other than ordinary monthly accruals and expenses incurred in the ordinary course of business as of the date of Closing, including, without limitation, all amounts owed in connection with contracts for the design of the new wastewater treatment plant to service Milton.
8. Seller’s Conditions to Closing. The obligation of Seller to sell, transfer and convey the Shares at the Closing is subject to the fulfillment to Seller’s satisfaction, on or prior to the Closing Date, of the following conditions.
(a) Representations and Warranties Correct, Performance of Obligations. The representations and warranties made by Buyer in Section 5 hereof shall be true and correct when made, and shall be true and correct in all respects on the Closing Date with the same force and effect as if they had been made on and as of said date. Buyer shall have performed in all material respects (or Seller shall have waived) all obligations and conditions herein required to be performed or observed by it on or prior to the Closing Date.
(b) CPCN and Other Approvals. The DPSC shall have authorized Buyer and Seller to consummate the transactions contemplated hereby in connection with the joint application pursuant to 26 Del. C. § 215.
9. Closing Documents; Deliveries to Buyer and Seller.
(a) At Closing, Seller shall deliver or cause to be delivered to Buyer the following documents (collectively, the “Seller’s Closing Documents”):
(i) Stock Certificate.  The Certificate, executed in blank by Seller or with stock powers attached thereto duly endorsed in blank, representing all of the Shares.
(ii) Good Standing Certificates and Certified Charters.  A certificate issued by the Secretary of State of Delaware indicating that the Company is in good standing within such jurisdiction and the Company’s Certificate of Incorporation certified by the Secretary of State of Delaware.  A certificate issued by the Secretary of the State of New Jersey indicating that Seller is in good standing within such jurisdiction and Seller’s Certificate of Incorporation certified by the Secretary of State of New Jersey.
(iii) Letters of Resignation.  Letters of resignation in the name of and executed by each member of the Company’s Board of Directors and each Officer resigning his/her position as a Director or Officer of the Company effective as of the Closing Date.
(iv) Corporate Records.  All corporate records necessary to continue operations of the Company, including (i) financial, rate and tax records, including but not limited to subsidiary ledgers of all account balances (list to be provided by Buyer prior to Closing); (ii) copies of all DPSC Orders establishing rates for areas served by the Company, together with copies of all applications that were filed to establish existing rates and all supporting work papers that were created in connection with such applications; (iii) corporate, minute and stock records of the Company; and (iv) permits.
(v) Amended or Terminated Contracts.  Documentation demonstrating that the contracts identified in Section 7(f) above have been amended or terminated and all related payments have been made.
(vi) Release of Liens.  Evidence of the forgiveness by Seller of any notes, accounts payable or other accounts due from the Company to Seller.
(vii) Third Party Consents.  Copies of all third-party consents that are required by any contract.
(viii) Resolutions Authorizing Transaction, Etc.  A certificate dated as of the Closing Date signed by the Secretary of Seller (i) evidencing all resolutions adopted by the Board of Directors of Seller authorizing the transactions contemplated by this Agreement,  (ii) attaching the Bylaws of Seller, and (iii) certifying to the incumbency of officers executing documents on behalf of Seller.
(ix) Other Instruments.  Such other instruments as may be necessary or advisable and reasonably required or requested by Buyer or its counsel to affect the purposes hereof, including specifically a Form 8594 for tax purposes.
(b) At the Closing, Buyer shall deliver or cause to be delivered to Seller the following documents (collectively, the “Buyer’s Closing Documents”):
(i) Purchase Price.  Buyer shall deliver to Seller, or its designee, the Purchase Price by a wire transfer of immediately available funds to such bank and account or banks and accounts as Seller shall have previously designated to Buyer in writing at least one business day prior to Closing.
(ii) Other Instruments.  Such other instruments as may be necessary or advisable and reasonably required to or requested by Seller or its counsel to affect the purposes hereof.
10. Survival of Representations; Indemnification.
(a) Survival.  The representations and warranties of each shall survive this Agreement and shall remain in full force and effect following the consummation of the transactions hereunder.  All such representations and warranties shall be unaffected by any investigation made by or on behalf of Seller or Buyer or by any knowledge obtained as a result thereof or otherwise.
(b) Indemnification by Seller.  Seller agrees to indemnify, defend and hold harmless Buyer, and its subsidiaries, parents, affiliates, officers, directors, agents and employees (collectively, the “Buyer Indemnified Parties”), from and against any and all claims, demands, causes of action, suits, judgments, debts, liabilities, losses, damages, costs and expenses (including reasonable fees and disbursements of legal counsel) of any kind whatsoever (collectively, “Losses”), whether arising from claims from third parties or Losses incurred directly by the Buyer, that may be sustained or suffered by Buyer (or the other Buyer Indemnified Parties referenced above) to the extent that the same are caused by or arise from any breach or non-performance by Seller of any of its representations, warranties, covenants or other obligations contained in this Agreement.   Seller further agrees to indemnify, defend and hold harmless the Buyer Indemnified Parties from and against any and all defects in title that exist in connection with real property owned by the Company and relate to the period prior to Closing, and Seller shall at Seller’s sole expense cure any such defects.
11. Covenant Not to Compete.  Seller hereby covenants and agrees that neither Seller nor its affiliates, nor any of their successors or assigns, shall seek or accept any customers for regulated wastewater services in the State of Delaware for a period of ten years following the date of Closing.
12. Country Grove Water Treatment Plant Discharges to the Company.
(a) Buyer and Seller’s affiliate Tidewater Utilities, Inc. (“TUI”) shall reasonably cooperate to modify the backwash water disposal system at the water treatment plant that TUI owns and operates in the Country Grove development such that those flows are redirected to the dosing chamber at the Country Grove development wastewater treatment plant as approved by the Delaware Department of Natural Resources and Environmental Control.
(b) At or before Closing, TUI and Buyer shall appropriately, and cooperatively, designate and update easement agreements to reflect areas associated with the provision of water and wastewater service facilities at Country Grove, including the execution of a joint access and maintenance agreement for the entry road to both facilities, which shall provide for an equal sharing of the cost associated with maintaining such access for the jointly used portion, and the respective parties shall bear all expenses for the portions of the access roadway that is used exclusively by each.  Attached hereto as Exhibit A is a drawing of the relevant Country Grove parcel reflecting pertinent easements and improvements existing as of the date hereof.
(c) The generator located at the Country Grove parcel shall supply back-up power to both TUI’s and the Company’s facilities after Closing.  TUI shall supply normal maintenance to the shared generator to assure uninterrupted power to both facilities.  Normal maintenance is intended to include diesel fuel, oil replacement, small parts and exercise of equipment.  If substantial maintenance expense is required, such designation to be mutually agreed upon by TUI and Buyer with such agreement not to be unreasonably withheld, conditioned or delayed, the cost of the substantial maintenance shall be split equally between the parties, provided, however, that if either party determines it is in its best interest to install a separate generator, then the other party shall pay for all maintenance to the existing generator or install its own replacement generator.  Finally, should use of the generator be used for power by both parties for a period of forty-eight hours or more as a consequence of acts of God or otherwise, the parties shall share equally in the cost of fuel and resulting normal maintenance for the period of extended use.
13.  Cooperation During Operational Transition.  Upon Closing, the parties shall cooperate in an orderly transition of the Company’s facilities from Seller’s personnel to Buyer’s personnel in a manner that prevents any negative impact on customers or non-compliance with applicable permits and regulations. Such cooperation shall include the provision of personnel or contract operations, subject to further concurrent agreement by the parties, to allow for an orderly transition.
14. Seller’s Trademarks and Trade Dress.  After Closing, Buyer shall not use the Company’s pre-Closing trademarks or trade dress that designated it as an affiliate of Seller, although Buyer may continue to operate the Company under the name “Tidewater Environmental Systems, Inc.” as necessary or appropriate until such time as Buyer officially changes the Company’s name.  By way of example and not of limitation, Buyer may after Closing continue to use permits and other governmental approvals issued to “Tidewater Environmental Systems, Inc.” until such time as the issuing governmental authorities issue permits or approvals to the renamed Company.  Buyer, however, shall take reasonable actions after Closing, and such actions as may be required by any applicable governmental authorities, to minimize confusion for customers with respect to who owns and is affiliated with the Company.
15. Ownership of Plans and Designs of Milton Plant. Upon closing, Seller shall retain ownership of and all property rights associated with all plans and specifications for the design of a new wastewater treatment plant to service Milton that were prepared prior to closing.
16. Tax Matters.
(a) Definitions.
(i)	“Advances” means Advances for Construction.
(ii)	“CIAC” means Contributions in Aid of Construction
(iii)	“Code” means the Internal Revenue Code of 1986, as amended.

(iv)	“Pre-Closing Period” means any taxable period ending on or before the Closing Date.
(v)
“Pre-Closing Taxes” means, without duplication, (a) any and all Taxes of or imposed on the Company for any and all Pre-Closing Periods, (b) any and all Taxes of or imposed on the Company for any and all portions of Straddle Periods ending on the Closing Date, (c) any and all Taxes of an “affiliated group” (as defined in Section 1504 of the Code) (or affiliated, consolidated, unitary, combined or similar group under applicable state, local or foreign Law) of which the Company (or any predecessor of any such Person) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar state or local law).

(vi)	“Pre-Closing Period Tax Return” means any Tax Return relating to a Pre-Closing Period.
(vii)
“Tax” or “Taxes” shall mean all (a) taxes, charges, withholdings, fees, levies, imposts, duties and governmental fees or other like assessments or charges of any kind whatsoever in the nature of taxes imposed by any United States federal, state, local or foreign or other taxing authority (including those related to income, net income, gross income, receipts, capital, windfall profit, severance, property (real and personal), production, sales, goods and services, use, business and occupation, license, excise, registration, franchise, employment, payroll (including social security contributions), deductions at source, withholding, alternative or add-on minimum, intangibles, ad valorem, transfer, gains, stamp, customs, duties, estimated, transaction, title, capital, paid-up capital, profits, premium, value added, recording, inventory and merchandise, business privilege, federal highway use, commercial rent or environmental tax, and any liability under unclaimed property, escheat, or similar laws),  (b) interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with (i) any item described in clause (a) or (ii) the failure to comply with any requirement imposed with respect to any Tax Return, and (c) liability in respect of any items described in clause (a) and/or (b) payable by reason of contract (including any tax sharing agreement), assumption, transferee, successor or similar liability, operation of law (including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar state, local, or foreign law)) or otherwise.

(viii)	“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.
(ix)	“Straddle Period Tax Return” means any Tax Return relating to a Straddle Period.
(x)
“Tax Return” shall mean any return, declaration, form, report, claim, informational return or statement required to be filed with any governmental authority with respect to Taxes, including any schedule or attachment thereto or amendment thereof.

(b) Preparation and Filing of Pre-Closing Period Tax Returns of the Company and its Subsidiaries.  The Seller shall, at the Seller’s cost and expense, prepare, or cause to be prepared all Pre-Closing Period Tax Returns required to be filed by or on behalf of the Company.  The Seller shall pay all Pre-Closing Taxes due and payable in respect of all Pre-Closing Period Tax Returns of each of the Company; provided, however, that if (i) any Pre-Closing Period Tax Return is due after the Closing and is to be filed (or caused to be filed) by the Buyer, the Seller shall pay (in immediately available funds) to the Buyer the amount of all Pre-Closing Taxes due and payable with respect of such Pre-Closing Period Tax Return (determined pursuant to this Section 16) no later than three (3) Business Days prior to the earlier of the date such Pre-Closing Period Tax Return is filed or the Due Date of such Pre-Closing Period Tax Return.  In the event that such Pre-Closing Period Tax Return reflects any refund, the provisions of Section 16(f) (Refunds) shall control.
(c) Preparation and Filing of Straddle Period Tax Returns of the Company and its Subsidiaries.  The Buyer shall, at its expense, prepare and timely file, or cause to be prepared and timely filed, all Straddle Period Tax Returns required to be filed by the Company.  All Straddle Period Tax Returns shall be prepared and filed in a manner that is consistent with the prior practice of the Company, as the case may be, except as required by applicable law.  The Buyer shall deliver or cause to be delivered drafts of all Straddle Period Tax Returns to the Seller for its review at least thirty (30) days prior to the due date of any such Straddle Period Tax Return and shall notify the Seller of the Buyer’s calculation of the Seller’s share of the Taxes of the Company or such Subsidiary (as the case may be) for such Straddle Period (determined in accordance with this Section 16); provided, however, that such drafts of any such Straddle Period Tax Returns and such calculations of the Seller’s share of the Tax liability for such Straddle Period (determined in accordance with this Section 16) shall be subject to the Seller’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed.  No later than three (3) Business Days prior to the earlier of the date a Straddle Period Tax Return of any of the Company or its Subsidiary is filed or the Due Date of such Straddle Period Tax Return, the Seller shall pay (in immediately available funds) to the Buyer the amount of all Pre-Closing Taxes required to be paid with respect to such Straddle Period Tax Return (determined pursuant to this Section 16).  In the event that such Straddle Period Tax Return reflects any refund, the provisions of Section 16(f) (Refunds) shall control.
(d) Computation of Liabilities.  To the extent permitted or required, the taxable year of the Company that includes the Closing Date shall close as of the end of the Closing Date.  Whenever it is necessary to determine the liability for Taxes for a Straddle Period relating to:
(i)
Taxes of the Company imposed on a periodic basis (such as real property Taxes or other ad valorem Taxes), the determination of the Taxes of the Company for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning and ending after, the Closing Date shall be calculated by allocating to the periods before and after the Closing Date pro rata, based on the number of days of the Straddle Period in the period before and ending on the Closing Date, on the one hand, and the number of days in the Straddle Period in the period after the Closing Date, on the other hand; and

(ii)
Taxes of the Company not described in Section 16(a) (such as (i) Taxes based on the income or receipts of the Company for a Straddle Period, (ii) Taxes imposed in connection with any sale or other transfer or assignment of property (including all sales and use Taxes) for a Straddle Period), and (iii) withholding and employment Taxes relating to a Straddle Period), the determination of the Taxes of the Company and its Subsidiaries for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning and ending after, the Closing Date shall be calculated by assuming that the Straddle Period consisted of two taxable periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date and items of income, gain, deduction, loss or credit of the Company and its Subsidiaries for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Company and its Subsidiaries were closed at the close of the Closing Date.

(e) Tax Contests.
(i)
The Buyer shall deliver a written notice to the Seller in writing promptly following any demand, claim, or notice of commencement of a claim, proposed adjustment, assessment, audit, examination or other administrative or court Proceeding with respect to any Taxes of the Company for which the Sellers may be liable (“Tax Contest”) and shall describe in reasonable detail (to the extent known by the Buyer) the facts constituting the basis for such Tax Contest, the nature of the relief sought, and the amount of the claimed Losses (including Taxes), if any (the “Tax Claim Notice”).

(ii)
With respect to Tax Contests for Taxes of the Company for a Pre-Closing Period, the Seller may elect to assume and control the defense of such Tax Contest by written notice to the Buyer within thirty (30) days after delivery by the Buyer to the Seller of the Tax Claim Notice.  If the Seller elects to assume and control the defense of such Tax Contest, the Seller (i) shall bear its own costs and expenses, (ii) shall be entitled to engage its own counsel and (iii) may (A) pursue or forego any and all administrative appeals, Proceedings, hearings and conferences with any Taxing Authority, (B) either pay the Tax claimed or sue for refund where applicable law permits such refund suit or (C) contest, settle or compromise the Tax Contest in any permissible manner, provided, however, that the Seller shall not settle or compromise (or take other actions described herein with respect to) any Tax Contest without the prior written consent of the Buyer (such consent not to be unreasonably withheld, delayed or conditioned).  If the Seller elects to assume the defense of any Tax Contest, the Seller shall (x) keep the Buyer reasonably informed of all material developments and events relating to such Tax Contest (including promptly forwarding copies to the Buyer of any related correspondence, and shall provide the Buyer with an opportunity to review and comment on any material correspondence before the Seller sends such correspondence to any Taxing Authority), (y) consult with the Buyer in connection with the defense or prosecution of any such Tax Contest and (z) provide such cooperation and information as the Buyer shall reasonably request, and the Buyer shall have the right to participate in (but not control) the defense of such Tax Contest(including participating in any discussions with the applicable Tax Authorities regarding such Tax Contests).

(iii)
In connection with any Tax Contest that relates to Taxes of each of the Company and its Subsidiaries for a Pre-Closing Period that (i) the Seller does not timely elect to control pursuant to Section 16(b), such Tax Contest shall be controlled by the Buyer and the Seller agrees to cooperate with the Buyer in pursuing such Tax Contest.  In connection with any Tax Contest that is described in this Section 16(c) and controlled by the Buyer, the Buyer shall (x) keep the Seller informed of all material developments and events relating to such Tax Contest (including promptly forwarding copies to the Seller of any related correspondence and shall provide the Seller with an opportunity to review and comment on any material correspondence before the Buyer sends such correspondence to any Taxing Authority), (y) consult with the Seller in connection with the defense or prosecution of any such Tax Contest and (z) provide such cooperation and information as the Seller shall reasonably request, and, at its own costs and expenses, the Seller shall have the right to participate in (but not control) the defense of such Tax Contest (including participating in any discussions with the applicable Tax Authorities regarding such Tax Contests).

(iv)
In connection with any Tax Contest for Taxes of the Company for any Straddle Period, such Tax Contest shall be controlled by the Buyer; provided, that the Buyer shall not settle or compromise (or take such other actions described herein with respect to) any Tax Contest without the prior written consent of the Seller, such consent not to be unreasonable withheld, conditioned or delayed.  The Buyer shall (x) keep the Seller informed of all material developments and events relating to such Tax Contest (including promptly forwarding copies to the Seller of any related correspondence and shall provide the Seller with an opportunity to review and comment on any material correspondence before the Buyer sends such correspondence to any Taxing Authority), (y) consult with the Seller in connection with the defense or prosecution of any such Tax Contest and (z) provide such cooperation and information as the Seller shall reasonably request, and, at its own costs and expenses, the Seller shall have the right to participate in (but not control) the defense of such Tax Contest (including participating in any discussions with the applicable Tax Authorities regarding such Tax Contests).

(v)	Notwithstanding anything to the contrary contained in this Agreement, the procedures for all Tax Contests shall be governed exclusively by this Section 16.
(f) Refunds.    The Buyer shall promptly notify the Seller of and pay (or cause to be paid) to the Seller (a) any refund of Taxes paid by the Company for any Pre-Closing Period actually received by the Company, exclusive of any refund amounts that are the result of the repeal or change to any Code section whereby qualifying CIAC or Advances are retroactively not recognized as taxable income, (b) a portion of any refund of Taxes paid by the Company for any Straddle Period (such portion to be allocated consistent with the principles set forth in Section 16(d) hereof) actually received by the Company.  The Buyer shall pay (or cause to be paid) the amounts described in the first sentence of this Section 16(f) within 30 days after the actual receipt of the Tax refund giving rise to the Buyer’s obligation to make payment hereunder with respect thereto.  At the Seller’s request, the Buyer shall reasonably cooperate with the Seller in obtaining any such refunds for which the Seller is entitled pursuant to this Section 16(f), including through the filing of amended Tax Returns or refund claims as prepared by the Seller, at the Seller’s expense; provided, however, that any such amended Tax Return shall be prepared by the Seller, the Seller shall deliver or cause to be delivered drafts of any such amended Tax Return to the Buyer for its review prior to the time such amended Tax Return may be filed and any such amended Tax Return shall be subject to the consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.
(g) 2021 Pre-Closing Receipts of CIAC and Advances.
i.
The Company has previously entered into agreements with developers or customers that require the payment of CIAC or Advances associated with new service connections, which under the Code in effect at the time of Closing are taxable upon receipt by the Company.  The portion of the amounts paid as CIAC that comprise income taxes are deemed the income tax gross-up for purposes of this Section.

ii.
Seller agrees that should any changes to the Code result in the repeal or change to any Code section whereby qualifying CIAC or Advances would not be recognized as taxable income then those Federal income tax gross-up amounts collected from receipt of the CIAC or Advances by the Company shall be remitted by Seller to Buyer within thirty (30) days of the enactment date of such change to the Code or any implementing regulation or order authorizing such remittance.

iii.	Buyer shall be solely responsible for any further remittance of income tax gross-up refunds received from Seller to developers or customers from whom the CIAC or Advances were collected.
iv.	Seller shall provide a certified list of those agreements and associated tax payments as a condition of closing.
(h) Intent. The intent of Paragraphs 16(f) and 16(g) herein is for the income tax benefit arising from a retroactive repeal of the tax on CIAC and Advances to flow to the Buyer in its entirety.
17. Termination.  This Agreement may be terminated:
(a) At any time on or prior to the Closing Date by the mutual consent of the Buyer and Seller; or
(b) On the Closing Date: (i) by Seller, in writing, if the conditions set forth in Section 8 above shall not have been met; or (ii) by Buyer, in writing, if the conditions set forth in Section 7 above shall not have been met; or
(c) If approval by the DPSC to consummate the transaction pursuant to the terms of this Agreement is not obtained.
18. Confidentiality.  To the extent, if any, not otherwise required by law with respect to either or both Seller or Buyer, prior to Closing, neither Seller nor Buyer shall disclose to any person the terms of this Agreement, or use for any purpose any information which is marked private and/or confidential when received by a party, or which relates to the other party and/or the terms of this Agreement, and/or by its nature is reasonably ascertainable as being private and/or confidential. The foregoing restrictions shall not apply to any disclosure made with the prior written consent of either Seller or Buyer, whichever is the non-disclosing party, or which was already known by the recipient party prior to disclosure by the disclosing party, or which is, or comes to be, in the public domain without fault of the recipient party, or which is disclosed by the recipient party to its professional advisers, or financial institutions or their representatives, or as required by law or by the rules or regulations of any governmental authority having jurisdiction over Seller, Buyer, the Company or the subject matter of this Agreement or any part hereof.  Notwithstanding the foregoing, Seller and Buyer shall cooperate in making a public announcement of this Agreement upon or after the filing of the DPSC Application.
19. General Provisions.
(a) Allocation of claims against the Company.  The parties acknowledge and agree that Buyer’s insurance policies do not provide coverage for claims against the Company that relate to the period prior to Closing, and Seller’s insurance policies will not cover claims against the Company that relate to the period after Closing.  With the exception of the Retreat Lawsuit, any claims, causes of action, suits, losses, or demands asserted against the Company that relate to the period prior to Closing shall be the responsibility of Seller, including, without limitation, with respect to the Injury Allegation, and any claims, causes of action, suits, losses, or demands asserted against the Company that relate to the period after Closing shall be the responsibility of Buyer.  Buyer shall be responsible for resolving the Retreat Lawsuit, including responsibility for all fees, costs and expenses relating thereto, that are incurred or arise after Closing.
(b) Further Assurances.  Seller agrees, at any time and from time to time following the date hereof, upon the request of Buyer, that Seller will do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney, assurances or other acts and things as may reasonably be required in order more fully to vest in and confirm to Buyer title to and possession of the Shares or in order to more fully effectuate the transactions contemplated hereby.
(c) Expenses.  Each of the parties hereto shall bear and be responsible for the payment of such party’s own expenses and costs relating to the transactions contemplated by this Agreement.
(d) Buyer shall be responsible for and shall pay all sales taxes, transfer taxes, recordation taxes and all other similar taxes, if any, arising out of the purchase and sale of shares contemplated by this Agreement.
(e) Waiver.  Any waiver by any party of a condition to its obligation to perform this Agreement and the subsequent Closing hereunder shall be in writing and shall be without prejudice to the rights or remedies it may have arising out of any subsequent or different breach of the same or any other any representation, warranty, covenant or other agreement hereunder.
(f) Notices.  All notices, requests and other communications that are required or may be given under this Agreement shall be in writing, and shall be deemed to have been given on the date of delivery, if delivered by hand or courier, or two business days after mailing, if mailed by certified or registered mail, postage prepaid, return receipt requested, addressed as set forth below (which addresses may be changed, from time to time, by notice given in the manner provided in this Section):
If to Seller, to:

Middlesex Water Company
Attention: A. Bruce O’Connor, Senior Vice President
and Chief Financial Officer
485C Route 1 South
Suite 400
Iselin, NJ 08830

With a copy to:

Middlesex Water Company
Attention: Jay L Kooper, Vice President,
General Counsel and Secretary
485C Route 1 South
Suite 400
Iselin, NJ 08830

If to Buyer, to:

Artesian Wastewater Management, Inc.
Attention: David B. Spacht, President
664 Churchmans Road
Newark, Delaware 19702

With a copy to:

Artesian Wastewater Management, Inc.
Attention: Courtney A. Emerson, General Counsel
664 Churchmans Road
Newark, Delaware 19702

(g) Counterparts; Electronic Signatures; Integration.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may be executed and delivered by facsimile or other electronic means.  This Agreement represents the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, written or oral, all of which are merged herein.
(h) Governing Law.  This Agreement shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of Delaware without regard to the conflict of laws rules of the State of Delaware or any other jurisdiction that would call for the application of the laws of any jurisdiction other than the State of Delaware.
(i) Jurisdiction. Each party, to the fullest extent permitted by applicable law, hereby irrevocably consents to the jurisdiction of the courts of the State of Delaware and of any federal courts located in the State of Delaware for all purposes in connection with any action or proceeding that arises from or relates to this Agreement and hereby waives any right it may have to personal service of summons, complaint or other process in connection therewith and agrees that service may be made as set forth in Section 18(f) of this Agreement with respect to service of notices, and that service so made shall be as effective as if personally made in the State of Delaware.  The parties hereto waive any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which they may now or hereafter have to the bringing of any such action or proceeding with respect to this Agreement in any jurisdiction set forth above. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement.
(j) Successors and assigns.  Seller’s representations, warranties and covenants set forth herein shall be binding upon Seller’s successors and permitted assigns.  Any assignment of Seller’s rights and obligations set forth herein shall be subject to Buyer’s prior approval, which shall not be unreasonably conditioned, delayed, or withheld, it being understood that any such assignment shall be memorialized in a writing through which the assignee shall accept all of Seller’s rights and responsibilities, and Seller shall remain secondarily liable for any breach or default by the assignee.
(k) No Third Party Rights.  Except for the rights of any third party Buyer Indemnified Parties under Section 10(b), this Agreement is not intended and shall not be construed to create any rights in any persons or entities other than Buyer and Seller and no person shall assert any rights as a third party beneficiary hereof.
(l) Severability.  If any provision of this Agreement is determined by a court of competent jurisdiction to be wholly or partially unenforceable for any reason, such provision or portion shall be reformed to the least extent possible to be enforceable under applicable law and shall be enforced to the fullest extent permitted by applicable law.  If reformation of such provision or portion of this Agreement is not possible, then such provision or portion thereof will be considered separate from the remainder of this Agreement, which will remain in full force and effect.
[Signature Page Follows]
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IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the day and year first above written.

SELLER:

MIDDLESEX WATER COMPANY

By:  (SEAL)
       Name:
       Title:

BUYER:

ARTESIAN WASTEWATER MANAGEMENT, INC.

By: ____________________________________ (SEAL)
Name:
Title:

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